Exhibit 99.1

Vantiv Reports Second Quarter 2012 Results

21% Transaction Growth

20% Net Revenue Growth

Increasing Guidance

Cincinnati, Ohio, July 23, 2012 — Vantiv, Inc. (NYSE: VNTV) (Vantiv or “the Company”) today announced financial results for the second quarter ended June 30, 2012.  Revenue increased 17% to $469.6 million as compared to $402.6 million in the prior year.  Net revenue increased 20% to $260.4 million as compared to $216.9 million in the prior year.  Cash net income increased 48% to $68.0 million as compared to $46.0 million in the prior year. Adjusted cash net income per share was $0.32.  (See Schedule 2 for cash net income and Schedules 6 and 7 for GAAP net income reconciliation to cash net income.)

On a GAAP basis, net income attributable to Vantiv, Inc. was $23.0 million, or $0.18 per diluted share, compared with net income of $5.4 million, or $0.06 per diluted share, in the prior year.  GAAP net income in the prior year included $13.8 million of costs related to charges incurred in connection with refinancing of indebtedness, or $0.13 loss on a diluted per share basis.

Transactions increased 21% and net revenue increased 20% primarily driven by a 29% increase in transactions in the Merchant Services segment.  Adjusted EBITDA increased 20% to $131.0 million as compared to $109.5 million in the prior year. (See Schedule 8 for reconciliation from GAAP income from operations to adjusted EBITDA.)

“Our second quarter results reflect outstanding performance across our business,” president and chief executive officer Charles Drucker said. “Vantiv employees continue to execute on our new sales and channel initiatives to drive growth in net revenue and profitability.”

Merchant Services

Net revenue increased 26% to $176.9 million as compared to $140.2 million in the prior year, primarily due to a 29% increase in transactions.  Organic growth and new business contributed to strong transaction growth for the quarter.  Net revenue per transaction declined by 5% as compared to the first quarter, as anticipated, primarily due to the impact of a new large national merchant processing contract.  Sales and marketing expenses increased 21% to $63.6 million as compared to $52.6 million in the prior year in line with the growth in net revenue.

Financial Institution Services

Net revenue increased 9% to $83.4 million as compared to $76.7 million in the prior year driven primarily by growth in value added services revenue.  Sales and marketing expenses increased by 4%.

2012 Financial Outlook

“Based on strong business results for the first half of 2012 we are raising our guidance for the year,” said Mark Heimbouch, chief financial officer.  “Net revenue for 2012 is now expected to be between $1.0 billion and $1.02 billion, representing a year-over-year increase of 16% to 18% versus our previous estimate of $0.995 billion to $1.01 billion.  Cash net income is now expected to be between $243.0 million and $252.0 million, representing annual growth between 32% and 37%, versus our previous estimate of $234.0 million to $242.0 million.  Adjusted cash net income per share is now expected to be between $1.13 and $1.17 versus our previous estimate of $1.09 to $1.13.  GAAP net income per share is expected to remain between $0.42 and $0.46 on a diluted per share basis.”

Earnings Conference Call and Audio Webcast

The Company will host a conference call to discuss second quarter 2012 financial results today at 5:00 PM ET. Hosting the call will be Charles Drucker, president and chief executive officer and Mark Heimbouch, chief financial officer. The conference call can be accessed live over the phone by dialing (877) 941-1427, or for international callers (480) 629-9664.  A replay will be available approximately two hours after the call concludes and can be accessed by dialing (877) 870-5176, or for international callers (858) 384-5517, and entering the conference ID 4551504.  The replay will be available through Monday, July 30, 2012.  The call will be webcast live from the Company’s investor relations website at http://investors.vantiv.com.

About Vantiv, Inc.

Vantiv, Inc. (NYSE: VNTV) is a leading, integrated payment processor differentiated by a single, proprietary technology platform.  Vantiv offers a comprehensive suite of traditional and innovative payment processing and technology solutions to merchants and financial institutions of all sizes in the U.S., enabling them to address their payment processing needs through a single provider.  We build strong relationships with our customers, helping them become more efficient, more secure and more successful.  Vantiv is the third largest merchant acquirer and the largest PIN debit acquirer based on number of transactions in the U.S.  The company’s growth strategy includes expanding further into high growth payment segments, such as ecommerce, mobile, prepaid and information solutions, and attractive industry verticals, such as business-to-business, government, healthcare and education. For more information, visit www.vantiv.com.

Non-GAAP Financial Measures

This earnings release presents non-GAAP financial information including net revenue, EBITDA, adjusted EBITDA, cash net income, and adjusted cash net income per share information.  These are important financial performance measures for the Company, but are not financial measures as defined by GAAP.  The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.  The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making.  Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are presented in the attached schedules.

Net revenue is revenue, less network fees and other costs. Cash net income includes adjustments to exclude amortization of intangible assets acquired in business combinations, primarily customer related intangible assets, share-based compensation, transition costs associated with our separation from Fifth Third Bank, integration costs incurred in connection with acquisitions and conversion of non-controlling interests into shares of Class A common stock. For purposes of providing better comparability we also made adjustments to interest expense and depreciation in 2011. (See Schedule 6 for a reconciliation from GAAP net income to cash net income.)

Forward-Looking Statements

This release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact or relating to present facts or current conditions included in this release are forward-looking statements including any statements regarding guidance and statements of a general economic or industry specific nature. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, guidance, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “should,” “can have,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

The forward-looking statements contained in this release are based on assumptions that we have made in light of our industry experience and our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. As you review and consider this presentation, you should understand that these statements are not guarantees of future performance or results. They depend upon future events and are subject to risks, uncertainties (many of which are beyond our control) and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual future performance or results and cause them to differ materially from those anticipated in the forward-looking statements. Certain of these factors and other risk factors are discussed in the Company’s filings with the U.S. Securities and Exchange Commission and include, but are not limited to: (i) the ability to keep pace with rapid developments and change in our industry and provide new services to our clients; (ii) competition within our industry; (iii) disclosure of unauthorized data and security breaches that expose us to liability, litigation and reputational damage; (iv) failures of our systems or systems of our third party providers; (v) our inability to expand our market share in existing markets or expand into new markets; (vi) our ability to identify acquisition, joint venture and partnership candidates and finance or integrate businesses, services or technologies that we acquire; (vii) failure to comply with applicable requirements of Visa, MasterCard or other payment networks; (viii) changes in payment network rules or standards; (ix) our ability to pass fee increases along to merchants; (x) termination of sponsorship or clearing services provided to us; (xi) increased attrition of our merchants, independent sales organizations, or ISOs, or referral partners; (xii) inability to successfully renew or renegotiate agreements with our clients or ISOs; (xiii) reductions in overall consumer, business and government spending; (xiv) fraud by merchants or others; (xv) a decline in the use of credit, debit or prepaid cards; (xvi) consolidation in the banking and retail industries; and (xvii) the effects of governmental regulation, changes in laws and outcomes of future litigation or investigations.  Should one or more of these risks or uncertainties materialize, or should any of these assumptions prove incorrect, our actual results may vary in material respects from those projected in these forward-looking statements.

Any forward-looking statement made by us in this release speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Contacts
Don Duffy/Dara Dierks
866-254-4811 or 513-900-4811
IR@vantiv.com

Schedule 1

Vantiv, Inc.

Consolidated Statements of Income

(in thousands, except share data)

(Unaudited)

	Three months ended			Six months ended
	June 30,	June 30,		June 30,	June 30,
	2012	2011	% Change	2012	2011	% Change

Revenue	$469,622	$402,564	17%	$902,411	$774,010	17%
Network fees and other costs	209,244	185,694	13%	409,452	367,910	11%
Net revenue	260,378	216,870	20%	492,959	406,100	21%
Sales and marketing	70,532	59,570	18%	143,289	115,789	24%
Other operating costs	40,417	34,980	16%	79,426	72,720	9%
General and administrative	29,190	28,224	3%	57,787	49,607	16%
Depreciation and amortization	39,667	39,001	2%	78,562	75,701	4%
Income from operations	80,572	55,095	46%	133,895	92,283	45%
Interest expense—net	(10,169)	(28,952)	-65%	(34,619)	(59,573)	-42%
Non-operating expenses(1)	(836)	(13,799)	-94%	(92,672)	(13,799)	NM
Income before applicable income taxes	69,567	12,344	NM	6,604	18,911	-65%
Income tax expense	21,989	683	NM	1,954	2,551	-23%
Net income	47,578	11,661	NM	4,650	16,360	-72%
Less: Net income attributable to noncontrolling interests	(24,622)	(6,281)	NM	(58)	(7,481)	-99%
Net income attributable to Vantiv, Inc.	$22,956	$5,380	NM	$4,592	$8,879	-48%

Net income per share of Class A common stock attributable to Vantiv, Inc.:
Basic	$0.19	$0.06		$0.04	$0.10
Diluted	$0.18	$0.06		$0.03	$0.10
Shares used in computing net income per common share:
Basic	122,777,349	89,515,617		107,897,927	89,515,617
Diluted	130,093,491	89,515,617		160,053,473	89,515,617

Non Financial Data:
Transactions (in millions)	3,895	3,222	21%	7,263	6,224	17%

(1) Non-operating expenses primarily consist of charges incurred with the refinancing of our debt in March 2012 and May 2011 and the termination of our interest rate swaps in March 2012.

Schedule 2

Vantiv, Inc.

Cash Net Income (Non-GAAP)

(in thousands, except share data)

(Unaudited)

See schedule 6 and 7 for a reconciliation of GAAP net income to cash net income.

	Three months ended			Six months ended
	June 30,	June 30,		June 30,	June 30,
	2012	2011	% Change	2012	2011	% Change

Revenue	$469,622	$402,564	17%	$902,411	$774,010	17%
Network fees and other costs	209,244	185,694	13%	409,452	367,910	11%
Net revenue	260,378	216,870	20%	492,959	406,100	21%
Sales and marketing	70,532	59,570	18%	143,289	115,789	24%
Other operating costs	39,070	31,539	24%	77,627	63,039	23%
General and administrative	19,728	16,276	21%	38,055	30,266	26%
Adjusted EBITDA(1)	131,048	109,485	20%	233,988	197,006	19%
Depreciation and amortization	10,381	8,094	28%	19,987	16,187	23%
Adjusted income from operations	120,667	101,391	19%	214,001	180,819	18%
Interest expense—net	(10,169)	(26,625)	-62%	(34,619)	(53,250)	-35%
Adjusted income before applicable income taxes	110,498	74,766	48%	179,382	127,569	41%
Income tax expense (at an effective tax rate of 38.5%)(2)	42,542	28,784	48%	69,062	49,114	41%
Cash net income(3)	$67,956	$45,982	48%	$110,320	$78,455	41%

Adjusted cash net income per share(4)	$0.32			$0.52

Adjusted shares outstanding(5)	214,012,627			213,158,581

Non Financial Data:
Transactions (in millions)	3,895	3,222	21%	7,263	6,224	17%

Non-GAAP Financial Measures

This schedule presents net revenue, adjusted EBITDA, cash net income, and adjusted cash net income per share information.  These are important financial performance measures for the company, but are not financial measures as defined by GAAP.  Such financial measures should not be considered as alternatives to GAAP net income, and such measures may not be comparable to those reported by other companies.

Cash net income is derived from GAAP net income, adjusting for the following items: (a) amortization of intangible assets acquired in business combinations, primarily customer related intangible assets; (b) non-operating expenses primarily associated with the refinancing of our debt and the termination of our interest rate swaps in March 2012 and May 2011; (c) adjustments to income tax expense assuming conversion of non-controlling interests into shares of Class A common stock; (d) share-based compensation; and (e) costs associated with our separation from Fifth Third Bank and acquisition and integration costs in connection with our acquisitions in 2010.  For purposes of providing better comparability, we also make adjustments in 2011 to reflect depreciation and amortization assuming that our property and equipment at December 31, 2011 was in place on January 1, 2011 and for interest expense assuming the Company’s level of debt and applicable terms as of December 31, 2011 was outstanding on January 1, 2011.

(1) See schedule 8 for a reconciliation of GAAP income from operations to adjusted EBITDA.

(2) Represents adjustments to income tax expense assuming conversion of non-controlling interests into shares of Class A common stock.

(3) Cash net income assumes the conversion of non-controlling interests into shares of Class A common stock.

(4) Cash net income per share is calculated as cash net income divided by adjusted shares outstanding.

(5) Shares for the six months ended June 30, 2012 are pro forma and weighted assuming the equity structure in place March 31, 2012, was in place January 1, 2012.  The adjusted shares outstanding include 83,919,136 Class B units that are excluded from the GAAP dilutive income per share calculation.

Schedule 3

Vantiv, Inc.

Segment Information

(in thousands)

(Unaudited)

	Three months ended June 30, 2012
		Financial Institution	General
	Merchant Services	Services	Corporate/Other	Total

Total revenue	$351,828	$117,794	—	$469,622
Network fees and other costs	174,889	34,355	—	209,244
Net revenue	176,939	83,439	—	260,378
Sales and marketing	63,649	6,883	—	70,532
Segment profit	$113,290	$76,556	—	$189,846

Non-financial data:
Transactions (in millions)	3,021	874		3,895
Net revenue per transaction	$0.0586	$0.0955		$0.0668

	Three months ended June 30, 2011
		Financial Institution	General
	Merchant Services	Services	Corporate/Other	Total

Total revenue	$291,735	$110,829	—	$402,564
Network fees and other costs	151,573	34,121	—	185,694
Net revenue	140,162	76,708	—	216,870
Sales and marketing	52,628	6,601	341	59,570
Segment profit	$87,534	$70,107	$(341)	$157,300

Non-financial data:
Transactions (in millions)	2,338	884		3,222
Net revenue per transaction	$0.0599	$0.0868		$0.0673

	Six months ended June 30, 2012
		Financial Institution	General
	Merchant Services	Services	Corporate/Other	Total

Total revenue	$674,806	$227,605	—	$902,411
Network fees and other costs	340,415	69,037	—	409,452
Net revenue	334,391	158,568	—	492,959
Sales and marketing	130,348	12,941	—	143,289
Segment profit	$204,043	$145,627	—	$349,670

Non-financial data:
Transactions (in millions)	5,566	1,697		7,263
Net revenue per transaction	$0.0601	$0.0934		$0.0679

	Six months ended June 30, 2011
		Financial Institution	General
	Merchant Services	Services	Corporate/Other	Total

Total revenue	$554,421	$219,589	—	$774,010
Network fees and other costs	298,484	69,426	—	367,910
Net revenue	255,937	150,163	—	406,100
Sales and marketing	101,515	13,311	963	115,789
Segment profit	$154,422	$136,852	$(963)	$290,311

Non-financial data:
Transactions (in millions)	4,522	1,702		6,224
Net revenue per transaction	$0.0566	$0.0882		$0.0653

Schedule 4

Vantiv, Inc.

Condensed Consolidated Statements of Financial Position

(in thousands)

(Unaudited)

	June 30,	December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$308,823	$370,549
Accounts receivable — net	359,282	368,658
Related party receivable	4,887	4,361
Settlement assets	118,300	46,840
Prepaid expenses	11,783	8,642
Other	34,319	20,947
Total current assets	837,394	819,997

Customer incentives	18,684	17,493
Property and equipment — net	157,704	152,310
Intangible assets — net	862,234	916,198
Goodwill	1,532,374	1,532,374
Deferred taxes	12,292	4,292
Other assets	24,950	47,046
Total assets	$3,445,632	$3,489,710

Liabilities and equity
Current liabilities:
Accounts payable and accrued expenses	$187,618	$193,706
Related party payable	760	3,814
Settlement obligations	275,078	208,669
Current portion of note payable	52,500	16,211
Deferred income	10,886	7,313
Current maturities of capital lease obligations	4,274	4,607
Other	2,087	6,400
Total current liabilities	533,203	440,720
Long-term liabilities:
Note payable	1,189,355	1,738,498
Tax receivable agreement obligations	333,000	—
Capital lease obligations	9,985	12,322
Deferred taxes	9,263	9,263
Other	891	33,187
Total long-term liabilities	1,542,494	1,793,270
Total liabilities	2,075,697	2,233,990

Commitments and contingencies
Equity:
Total equity (1)	1,369,935	1,255,720
Total liabilities and equity	$3,445,632	$3,489,710

(1) Includes equity attributable to non-controlling interests.

Schedule 5

Vantiv, Inc.

Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Six months ended
	June 30,	June 30,
	2012	2011
Operating Activities:
Net income	$4,650	$16,360
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	78,562	75,701
Loss on derivative assets	—	100
Amortization of customer incentives	2,898	1,648
Amortization and write-off of debt issuance costs	57,406	14,726
Share-based compensation expense	17,492	1,393
Other non-cash items	—	662
Change in operating assets and liabilities:
Decrease in accounts receivable and related party receivable	8,850	28,162
Decrease in net settlement assets and obligations	(5,051)	(45,720)
Increase in customer incentives	(4,089)	(7,249)
(Increase) decrease in prepaids and other assets	(12,621)	809
Decrease in accounts payable and accrued expenses	(15,126)	(12,787)
Decrease in payable to related party	(3,054)	(4,891)
Increase in other liabilities	2,758	1,086
Net cash provided by operating activities	132,675	70,000

Investing Activities:
Purchases of property and equipment	(24,492)	(28,568)
Acquisition of customer portfolios and related assets	(5,454)	(736)
Purchase of investments	—	(3,300)
Net cash used in investing activities	(29,946)	(32,604)

Financing Activities:
Proceeds from initial public offering, net of offering costs	460,913	—
Proceeds from follow-on offering, net of offering costs	33,512	—
Proceeds from issuance of long-term debt	1,248,750	—
Repayment of debt and capital lease obligations	(1,780,400)	(9,009)
Payment of debt issuance costs	(28,949)	(6,276)
Purchase of Class B units in Vantiv Holding from Fifth Third	(33,512)	—
Repurchase of Class A common stock (to satisfy tax withholding obligations)	(14,045)	—
Tax benefit from employee share-based compensation	11,900	—
Distribution to funds managed by Advent International Corporation	(40,086)	—
Distribution to non-controlling interests	(22,538)	(2,792)
Net cash used in financing activities	(164,455)	(18,077)

Net (decrease) increase in cash and cash equivalents	(61,726)	19,319
Cash and cash equivalents — Beginning of period	370,549	236,512
Cash and cash equivalents —End of period	$308,823	$255,831

Cash Payments:
Interest	$41,981	$55,830
Taxes	4,800	5,718
Noncash Items:
Issuance of tax receivable agreements	$333,000	$—
Assets acquired under capital lease obligations	—	12,234
Accrual of secondary offering costs	3,000	—

Schedule 6

Vantiv, Inc.

Reconciliation of GAAP Net Income to Cash Net Income

(in thousands)

(Unaudited)

	Three months ended June 30, 2012
		Transition, Acquisition	Share-Based	Comparability	Other
	GAAP	and Integration(1)	Compensation	Adjustments	Adjustments		Cash Net Income

Revenue	$469,622	$—	$—	$—	$—		$469,622
Network fees and other costs	209,244	—	—	—	—		209,244
Net revenue	260,378	—	—	—	—		260,378
Sales and marketing	70,532	—	—	—	—		70,532
Other operating costs	40,417	(1,347)	—	—	—		39,070
General and administrative	29,190	(633)	(8,829)	—	—		19,728
Depreciation and amortization	39,667	—	—	—	(29,286	)(2)	10,381
Income from operations	80,572	1,980	8,829	—	29,286		120,667
Interest expense—net	(10,169)	—	—	—	—		(10,169)
Non-operating expenses	(836)	—	—	—	836	(3)	—
Income before applicable income taxes	69,567	1,980	8,829	—	30,122		110,498
Income tax expense	21,989	762	3,399	—	16,392	(4)	42,542
Net income(5)	$47,578	$1,218	$5,430	$—	$13,730		$67,956

	Three months ended June 30, 2011
		Transition, Acquisition	Share-Based	Comparability		Other
	GAAP	and Integration(1)	Compensation	Adjustments		Adjustments		Cash Net Income

Revenue	$402,564	$—	$—	$—		$—		$402,564
Network fees and other costs	185,694	—	—	—		—		185,694
Net revenue	216,870	—	—	—		—		216,870
Sales and marketing	59,570	—	—	—		—		59,570
Other operating costs	34,980	(3,441)	—	—		—		31,539
General and administrative	28,224	(11,207)	(741)	—		—		16,276
Depreciation and amortization	39,001	—	—	68	(6)	(30,975	)(2)	8,094
Income from operations	55,095	14,648	741	(68)		30,975		101,391
Interest expense—net	(28,952)	—	—	2,327	(7)	—		(26,625)
Non-operating expenses	(13,799)	—	—	—		13,799	(3)	—
Income before applicable income taxes	12,344	14,648	741	2,259		44,774		74,766
Income tax expense	683	5,640	285	870		21,306	(4)	28,784
Net income(5)	$11,661	$9,008	$456	$1,389		$23,468		$45,982

Non-GAAP Financial Measures

This schedule presents net revenue and cash net income.  These are important financial performance measures for the company, but are not financial measures as defined by GAAP.  Such financial measures should not be considered as alternatives to GAAP net income, and such measures may not be comparable to those reported by other companies.

(1) Represents costs associated with our separation from Fifth Third Bank and acquisition and integration costs in connection with our acquisitions in 2010.

(2) Represents amortization of intangible assets acquired in business combinations, primarily customer related intangible assets.

(3) Represents non-operating expenses primarily associated with the refinancing of our debt  in 2012 and 2011.

(4) Represents adjustments to income tax expense assuming conversion of non-controlling interests into shares of Class A common stock.

(5) Net income assumes the conversion of non-controlling interests into shares of Class A common stock.

(6) Depreciation and amortization represents expense associated with our property and equipment, assuming that our property and equipment at December 31, 2011 was in place on January 1, 2011.

(7) Represents adjustment to reflect what our 2011 interest expense would have been if the Company’s level of debt and applicable terms as of December 31, 2011 was outstanding on January 1, 2011.

Schedule 7

Vantiv, Inc.

Reconciliation of GAAP Net Income to Cash Net Income

(in thousands)

(Unaudited)

	Six months ended June 30, 2012
		Transition, Acquisition	Share-Based	Comparability	Other
	GAAP	and Integration(1)	Compensation	Adjustments	Adjustments		Cash Net Income

Revenue	$902,411	$—	$—	$—	$—		$902,411
Network fees and other costs	409,452	—	—	—	—		409,452
Net revenue	492,959	—	—	—	—		492,959
Sales and marketing	143,289	—	—	—	—		143,289
Other operating costs	79,426	(1,799)	—	—	—		77,627
General and administrative	57,787	(2,240)	(17,492)	—	—		38,055
Depreciation and amortization	78,562	—	—	—	(58,575	)(2)	19,987
Income from operations	133,895	4,039	17,492	—	58,575		214,001
Interest expense—net	(34,619)	—	—	—	—		(34,619)
Non-operating expenses	(92,672)	—	—	—	92,672	(3)	—
Income before applicable income taxes	6,604	4,039	17,492	—	151,247		179,382
Income tax expense	1,954	1,555	6,734	—	58,819	(4)	69,062
Net income(5)	$4,650	$2,484	$10,758	$—	$92,428		$110,320

	Six months ended June 30, 2011
		Transition, Acquisition	Share-Based	Comparability		Other
	GAAP	and Integration(1)	Compensation	Adjustments		Adjustments		Cash Net Income

Revenue	$774,010	$—	$—	$—		$—		$774,010
Network fees and other costs	367,910	—	—	—		—		367,910
Net revenue	406,100	—	—	—		—		406,100
Sales and marketing	115,789	—	—	—		—		115,789
Other operating costs	72,720	(9,681)	—	—		—		63,039
General and administrative	49,607	(17,948)	(1,393)	—		—		30,266
Depreciation and amortization	75,701	—	—	2,665	(6)	(62,179	)(2)	16,187
Income from operations	92,283	27,629	1,393	(2,665)		62,179		180,819
Interest expense—net	(59,573)	—	—	6,323	(7)	—		(53,250)
Non-operating expenses	(13,799)	—	—	—		13,799	(3)	—
Income before applicable income taxes	18,911	27,629	1,393	3,658		75,978		127,569
Income tax expense	2,551	10,638	536	1,409		33,980	(4)	49,114
Net income(5)	$16,360	$16,991	$857	$2,249		$41,998		$78,455

Non-GAAP Financial Measures

This schedule presents net revenue and cash net income.  These are important financial performance measures for the company, but are not financial measures as defined by GAAP.  Such financial measures should not be considered as alternatives to GAAP net income, and such measures may not be comparable to those reported by other companies.

(1) Represents costs associated with our separation from Fifth Third Bank and acquisition and integration costs in connection with our acquisitions in 2010.

(2) Represents amortization of intangible assets acquired in business combinations, primarily customer related intangible assets.

(3) Represents non-operating expenses primarily associated with the refinancing of our debt in 2012 and 2011 and the termination of our interest rate swaps in 2012.

(4) Represents adjustments to income tax expense assuming conversion of non-controlling interests into shares of Class A common stock.

(5) Net income assumes the conversion of non-controlling interests into shares of Class A common stock.

(6) Depreciation and amortization represents expense associated with our property and equipment, assuming that our property and equipment at December 31, 2011 was in place on January 1, 2011.

(7) Represents adjustment to reflect what our 2011 interest expense would have been if the Company’s level of debt and applicable terms as of December 31, 2011 was outstanding on January 1, 2011.

Schedule 8

Vantiv, Inc.

Reconciliation of GAAP Income from Operations to Adjusted EBITDA

(in thousands)

(Unaudited)

	Three months ended			Six months ended
	June 30,	June 30,		June 30,	June 30,
	2012	2011	% Change	2012	2011	% Change

Income from operations	$80,572	$55,095	46%	$133,895	$92,283	45%
Depreciation and amortization	39,667	39,001	2%	78,562	75,701	4%
EBITDA	120,239	94,096	28%	212,457	167,984	26%
Transition, acquisition and integration costs(1)	1,980	14,648	-86%	4,039	27,629	-85%
Share-based compensation	8,829	741	NM	17,492	1,393	NM
Adjusted EBITDA	$131,048	$109,485	20%	$233,988	$197,006	19%

Non-GAAP Financial Measures

This schedule presents EBITDA and adjusted EBITDA.  These are important financial performance measures for the company, but are not financial measures as defined by GAAP.

These financial measures should not be considered as an alternative to GAAP income from operations, and may not be comparable to those reported by other companies.

(1) Represents costs associated with our separation from Fifth Third Bank and acquisition and integration costs in connection with our acquisitions in 2010.